UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1407522
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Melbourne Towers 1511 Third Avenue, Suite 788 Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The shares of our common stock presently outstanding, and any shares of our common stock issued upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders, except that a plurality is required for the election of directors. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors, and the holders of the remaining shares by themselves cannot elect any directors. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding, including but not limited to, the Series A preferred stock.

In January 2007 we effected a reverse stock split of a ratio of 1-for-20 and filed the amended certificate of incorporation. Our amended certificate of incorporation retains our authorized shares of common stock at 200,000,000 shares, and there is no change in the par value of the common stock.

Item 2. Exhibits.

The common stock described herein is to be registered on the American Stock Exchange. The following exhibits defining the rights of our stockholders are filed herewith or incorporated by reference, as indicated below:

1	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

2	Certificate of Amendment of Incorporation, dated January 3, 2007, of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Amendment No.1 to the Registration Statement on Form SB-2 (SEC file No. 333-139454), filed with the SEC on April 20, 2007).

3	Bylaws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

4	Form of Registration Rights Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors (incorporated by reference to the Registration Statement on Form SB-2 (SEC file No. 333-139454), filed with the SEC on December 18, 2006).

5	Form of Class C Warrant (incorporated by reference to the Registration Statement on Form SB-2 (SEC file No. 333-139454), filed with the SEC on December 18, 2006).

6	Form of Class D Warrant (incorporated by reference to the Registration Statement on Form SB-2 (SEC file No. 333-139454), filed with the SEC on December 18, 2006).

7	Form of Subscription Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors, exhibits attached (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on January 26, 2006).

8	Form of Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated November 8, 2006 (incorporated by reference to the Report on Form 8-K (SEC File Number 18980), filed with the SEC on November 13, 2006).

9	Process Equipment, Inc. 2004 Stock Incentive Plan (incorporated by reference to the Report on Form 14-C (SEC File Number 0-18980), filed with the SEC on April 28, 2004).

10	Specimen Common Stock Certificate*
*	Included herein

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 16, 2007

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/s/ NORBERT SPORNS

Name: Norbert Sporns
Title: Chief Executive Officer, President and Director

3

Exhibit Index

Exhibit Number	Description

10	Specimen Common Stock Certificate